Exhibit 99.1

Kraton Corporation Announces Appointment of Chief Financial Officer

HOUSTON, April 22, 2019 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from pine wood pulping co-products, today announced that its Board of Directors has appointed Mr. Atanas H. Atanasov to serve as the Company’s Senior Vice President and Chief Financial Officer, effective May 6, 2019. Mr. Atanasov will assume the Chief Financial Officer role from Christopher H. Russell, the Company’s Chief Accounting Officer, who has also served as Interim Chief Financial Officer since November 2018.

“We are extremely pleased to welcome Atanas to Kraton. We believe his background, experience and leadership approach will be instrumental as Kraton continues to execute on its innovation-led growth strategy to deliver exceptional value for our shareholders, customers and employees” said Kevin M. Fogarty, the Company’s President and Chief Executive Officer. “Atanas brings to Kraton over 20 years of disciplined financial leadership experience, with proven expertise in accounting, tax, financial planning & analysis, banking and capital market transactions.”

Mr. Fogarty also noted the contributions of Mr. Russell in his capacity as Interim Chief Financial Officer. “On behalf of our Board of Directors, I want to thank Chris Russell for his commitment and significant contributions during the past six months. His leadership ensured continuity in all critical activities our CFO organization supports. Moreover, Chris was a willing and able thought-partner to our leadership team, our Board of Directors, and me, personally, as we closed 2018, built our plans for 2019, and evaluated a number of strategic considerations. As Chief Accounting Officer, Chris remains a valued Kraton senior leader.”

Mr. Atanasov most recently served as a Chief Financial Officer of Empire Petroleum Partners, LLC. Prior to joining Empire Petroleum Partners, LLC in 2016, he served as Executive Vice President, Chief Financial Officer and Treasurer of NGL Energy Partners. Mr. Atanasov also spent nine years with GE Capital in various finance roles of increasing responsibility. Mr. Atanasov holds a Master of Business Administration from the Collins College of Business at the University of Tulsa and a Bachelor of Science in Accounting, Summa Cum Laude from Oral Roberts University.

ABOUT KRATON
Kraton Corporation (NYSE "KRA") is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable resources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing products. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in over 70 countries worldwide. Kraton, the Kraton logo and design are all trademarks of Kraton Corporation or its subsidiaries or affiliates.

For Further Information:
H. Gene Shiels 281-504-4886